EXHIBIT 10.43

EMPLOYMENT AGREEMENT

          THIS AGREEMENT is made as of February 5, 2003, between Therma-Wave, Inc., a Delaware corporation (the “Company”), and Boris Lipkin (“Executive”).

          In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1.   Employment. The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in Section 5 hereof (the “Employment Period”).

          2.   Position and Duties.

                (a)     During the Employment Period, Executive shall serve as the President and Chief Executive Officer of the Company and shall have the normal duties, responsibilities, functions and authority of the President and Chief Executive Officer, subject to the power and authority of the Board to expand or limit such duties, responsibilities, functions and authority and to overrule actions of officers of the Company. During the Employment Period, Executive shall render such administrative, financial and other executive and managerial services to the Company and its Subsidiaries, which are consistent with Executive’s position as the Board may from time to time direct.

                (b)     During the Employment Period, Executive shall report to the Board and shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Subsidiaries. Executive shall perform his duties, responsibilities and functions to the Company and its Subsidiaries hereunder to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply with the Company’s and its Subsidiaries’ policies and procedures in all material respects.

                (c)     For purposes of this Agreement, “Subsidiaries” shall mean any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by the Company, directly or through one of more Subsidiaries.

          3.   Compensation and Benefits.

                (a)     During the Employment Period, Executive’s base salary shall be $320,000 per annum or such other rate as the Board may determine from time to time (as adjusted from time to time, the “Base Salary”), which salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices (in effect from time to time). In addition, during the Employment Period, Executive shall be entitled to participate in all of the Company’s employee benefit programs for which senior executive employees of the

Company and its Subsidiaries are generally eligible (together with the COBRA Benefits defined below, the “Benefits”).

                (b)     During the Employment Period, the Company shall reimburse Executive for all reasonable business expenses incurred by him in the course of performing his duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

                (c)     In addition to the Base Salary, for each of the Company’s fiscal years beginning with the 2004 fiscal year, Executive will be eligible to earn a bonus of up to 50% of his Base Salary (the “Bonus”) based on the Company achieving certain corporate performance goals and Executive achieving certain individual goals. Each of the target amount of the Bonus, the corporate performance goals and the individual goals shall be set annually by the Board.

                (d)     During the Employment period, the Company shall provide Executive with an automobile allowance in amount of $1000 per month (the “Automobile Allowance”) to be used as Executive determines is necessary for the use and maintenance of an automobile (including but not limited to lease payments, licenses, insurance, gasoline and repairs).

                (e)     All amounts payable to Executive as compensation hereunder shall be subject to all required and customary withholding by the Company.

          4.   Stock Options. Executive shall be granted options for the purchase of 500,000 shares of common stock of the Company at a price equal to the closing price of such common stock on the Nasdaq National Market on the business day preceding the meeting of the Board of Directors at which this Agreement is approved and authorized. The term, vesting and other provisions relating to such options shall be set forth in and governed by a stock option agreement and the Company’s stock option plan.

          5.   Termination.

                (a)     The Employment Period (i) shall terminate upon Executive’s resignation (other than for Good Reason) or death, (ii) shall terminate upon Executive’s Disability, (iii) may be terminated by the Company at any time for Cause (as defined below) or without Cause and (iv) may be terminated by Executive for Good Reason.

                (b)     If the Employment Period is terminated by the Company without Cause or by Executive for Good Reason, Executive shall be entitled to receive the Base Salary, the Automobile Allowance and those certain benefits to which Executive shall be entitled under the Consolidated Omnibus Budget Reconciliation Act of 1985 upon timely Executive’s timely submission of an appropriate application to the applicable insurance carrier and such insurance carrier’s acceptance of such application (the “COBRA Benefits”) to be paid for by the Company (collectively, the “Severance Payment”), in each case until the date which is six (6) months after the date of such termination (the “Severance Period”); provided that the portion of the Bonus that Executive would have been entitled to receive for the fiscal year in which the Severance Period terminates shall be reduced proportionately by the ratio of the number of days of such fiscal year not included in the Severance Period to the total number of days in such fiscal year. The Severance Payment will be payable at such times as such payments would have been payable had Executive not been terminated. Notwithstanding this provision, Executive shall be entitled to receive the COBRA Benefits following the Severance Period for the maximum time allowed under applicable law to the extent Executive pays for such COBRA Benefits. Notwithstanding anything in this Agreement to the contrary, the Company shall have no obligation to pay any part or all of the Severance Payment if at any time during the Severance Period Executive is in breach of Sections 6 through 9 hereof. If the Employment Period is terminated for any of the foregoing reasons, the Severance Payment shall be reduced by fifty percent (50%) of the amount of any compensation Executive receives in respect of any other employment during the Severance Period. Upon request from time to time, Executive shall furnish the Company with a true and complete certificate specifying any such compensation due to or received by him. As a condition to the Company’s obligations (if any) to make the Severance Payment pursuant to this Section 5(b), Executive will execute and deliver a general release substantially in the form of Exhibit A attached hereto.

                (c)     If the Employment Period is terminated as a result of Executive’s Disability, Executive shall be entitled to receive the Severance Payment until the date, which is twelve (12) months after the date of such termination (the “Disability Severance Period”). Notwithstanding this provision, Executive shall be entitled to receive the COBRA Benefits following the Disability Severance Period for the maximum time allowed under applicable law to the extent Executive pays for such COBRA Benefits.

                (d)     If the Employment Period is terminated by the Company for Cause or is terminated upon Executive’s resignation (other than for Good Reason) or death, Executive shall be entitled to receive the Base Salary through the date of termination. If the Employment Period is terminated by Executive’s death, the Board may, in its good faith determination, grant Executive the pro rata portion of Executive’s Bonus that Executive would have received if Executive had remained living until such Bonus had been granted.

                (e)     Except as specifically provided herein, all of Executive’s rights to Benefits and bonuses which accrue or become payable after the termination of the Employment Period shall cease upon such termination.

                (f)     For purposes of this Agreement, “Disability” shall mean any physical or mental illness or incapacity of Executive if, as reasonably determined by the Board in good faith, such illness or incapacity results in Executive’s inability to perform his full-time duties and responsibility for the Company (i) for a period of three consecutive months, (ii) for a period of six (6) months in any twelve (12) month period, or (iii) at such time when satisfactory medical evidence exists that Executive has a physical or mental illness or incapacity that will likely prevent him from returning to the performance of his work duties for six (6) months or longer.

                (g)     For purposes of this Agreement, “Cause” shall mean (i) the commission of a felony or any other act or omission involving dishonesty, disloyalty or fraud with respect to the Company or any of its Subsidiaries or any of their customers or suppliers, (ii) conduct tending to bring the Company or any of its Subsidiaries into substantial public disgrace or disrepute, (iii) substantial and repeated failure to perform duties as reasonably direct by the Board, (iv) gross negligence or willful misconduct with respect to the Company or any of its Subsidiaries, or (v) any other material breach of this Agreement.

                (h)     For purposes of this Agreement, “Good Reason” shall mean the occurrence (without Executive’s consent) of any one of the following acts by the Company, or failure by the Company to act: (i) the assignment to Executive of duties that represent a substantial adverse alteration in the nature or status of his responsibilities as a senior executive officer of the Company, except in the event Executive is unable to or fails to perform his normal full-time duties and responsibility with the Company as a result of incapacity due to physical or mental illness or incapacity; (ii) a reduction in the Base Salary as in effect on the date hereof if there is not also a reduction in the base salaries of a majority of the Company’s other senior executives; (iii) the relocation of the Company’s principal executive offices to a location outside the San Francisco Area (which includes the counties of San Francisco, Alameda, Santa Clara, Contra Costa, San Mateo and Marin) or the Company’s requiring Executive to be based anywhere other than the Company’s principal executive offices (but not including required travel on the Company’s business); (iv) the Company experiences a Change of Control (as defined below) and Executive is not subsequently offered a comparable position to that of President and Chief Executive Officer with comparable Base Salary, Bonus or Benefits; or (v) the wrongful failure by the Company to pay to Executive any portion of the Base Salary, Bonus, Automobile Allowance or Benefits, or to pay to Executive any portion of an installment of deferred compensation or Benefits under any deferred compensation or benefits program of the Company, within 45 days of the date such Base Salary, Bonus, Automobile Allowance, compensation or Benefit is due.

                (i)     For purposes of this Agreement, “Change of Control” shall mean any transaction involving the Company and an Independent Third Party or affiliated group of Independent Third Parties pursuant to which such party or parties acquire (i) a majority of the outstanding shares of capital stock of the Company entitled to vote in the election of the Board (whether by merger, consolidation or sale or transfer of the Company’s capital stock) or (ii) all or substantially all of the Company’s assets determined on a consolidated basis.

                (j)     For purposes of this Agreement, “Independent Third Party” means any person who, immediately prior to the contemplated transaction, does not own in excess of 5% of the capital stock on a fully diluted basis, who is not controlling, controlled by or under common control with any such 5% owner of the capital stock and who is not the spouse or descendant (by birth or adoption) of any such 5% owner of the capital stock).

          6.   Confidential Information and Right to Company Materials.

                (a)     Executive acknowledges that the information, observations and data (including Trade Secrets as defined below) obtained by him while employed by the Company and its Subsidiaries concerning the business or affairs of the Company, Sensys Instruments Corporation or any other Subsidiary (“Confidential Information”) are the property of the Company or such Subsidiary. Therefore, Executive agrees that he shall not disclose to any unauthorized person or use for his own purposes any Confidential Information without the prior written consent of the Board, unless and to the extent that the Confidential Information becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions. Executive shall deliver to the Company at the termination or expiration of the Employment Period, or at any other time the Company may reasonably request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to the Confidential Information, Work Product (as defined below) or the business of the Company, Sensys Instruments Corporation or any other Subsidiaries which he may then possess or have under his control.

                (b)     Executive agrees that all styles, designs, lists, materials, books, files, reports, correspondence, data, records, and other documents pertaining to his employment or to any confidential information referred to above (“Company Material”) used or prepared by, or made available to, Executive, shall be and shall remain the property of the Company or its designees. Upon the termination of Executive’s employment or the expiration of this Agreement, all Company Materials shall be returned immediately to the Company, and Executive shall not make or retain any copies or excerpts thereof.

                (c)     Executive represents and warrants to the Company that Executive took nothing with him which belonged to any former employer when Executive left his prior position and that Executive has nothing that contains any information, which belongs to any former employer. If at any time Executive discovers this is incorrect, Executive shall promptly return any such materials to Executive’s former employer. The Company does not want any such materials, and Executive shall not be permitted to use or refer to any such materials in the performance of Executive’s duties hereunder.

          7.   Intellectual Property, Inventions and Patents. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to the Company’s or any of its Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive (whether above or jointly with others) while employed by the Company or its predecessor and its Subsidiaries, whether before or after the date of this Agreement (“Work Product”), belong to the Company or such Subsidiary. Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

          8.   Protection of Trade Secrets. Executive acknowledges and agrees with the Company that Executive’s services to the Company require the use of information including a formula, pattern, compilation, program, device, method, technique, or process that the Company has made reasonable efforts to keep confidential and that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use (“Trade Secrets”). Executive further acknowledges and agrees that the Company would be irreparably damaged if Executive were to provide similar services requiring the use of such Trade Secrets to any person or entity competing with the Company or engaged in a similar business. Executive accordingly covenants and agrees with the Company that during the period commencing with the date of this Agreement and ending on the second anniversary of the date of the termination of Executive’s employment with the Company (the “Protection Period”), Executive shall not, directly or indirectly, either for himself or for any other individual, corporation, partnership, joint venture or other entity, participate in any business in the United States, Europe, China, Japan, Korea, Singapore and Taiwan in which he would be required to employ, reveal, or otherwise utilize Trade Secrets used hereafter by the Company but prior to the Executive’s termination. For purposes of this Agreement, the term “participate in” shall include, without limitation, having any direct or indirect interest in any corporation, partnership, joint venture or other entity, whether as a sole proprietor, owner, stockholder, partner, joint venturer, creditor or otherwise, or rendering any direct or indirect service or assistance to any individual, corporation, partnership, joint venture and other business entity (whether as a director, officer, manager, supervisor, employee, agent, consultant or otherwise).

          9.     Nonsolicitation. During the Protection Period, Executive shall not (i) induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof, or (ii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company to cease doing business with the Company (including, without limitation, making any negative statements or communications concerning the Company).

          10.     Executive’s Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

          11.     Survival. Sections 5 through 19 shall survive and continue in full force in accordance with their terms notwithstanding the expiration or termination of the Employment Period.

          12.     Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

Boris Lipkin 412 Sand Hill Circle Menlo Park, CA 94025

Notices to the Company:

Therma-Wave, Inc. 1250 Reliance Way Fremont, California 94539

With a copy to:

Kirkland & Ellis 777 S. Figueroa Street Los Angeles, California 90017 Attn: Eva H. Davis

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

          13.     Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

          14.     Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

          15.     No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

          16.     Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

          17.     Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company.

          18.     Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

          19.     Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

THERMA-WAVE, INC.

By:	/s/ L. RAY. CHRISTIE

Its:	Chief Financial Officer

/s/ Boris Lipkin

Boris Lipkin

Exhibit A

GENERAL RELEASE

          I, Boris Lipkin, in consideration of and subject to the performance by Therma-Wave, Inc., a Delaware corporation (together with its subsidiaries, the “Company”), of its obligations under the Employment Agreement, dated as of the date as of February 5, 2003 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its affiliates and all present and former directors, officers, agents, representatives, employees, successors and assigns of the Company and its affiliates and the Company’s direct or indirect owners (collectively, the “Released Parties”) to the extent provided below.

1.	I understand that any payments or benefits paid or granted to me under paragraph 5(b) of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in paragraph 5(b) of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates. I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of any employment by the Company.

2.	Except as provided in paragraph 4 below and except for the provisions of my Employment Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.	I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.	I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.	In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending charge or complaint of the type described in paragraph 2 as of the execution of this General Release.

6.	I represent that I am not aware of any claim by me other than the claims that are released by this Agreement. I acknowledge that I am familiar with the provisions of California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Being aware of such provisions of law, I agree to expressly waive any rights I may have thereunder, as well as under any other statute or common law principles of similar effect.

7.	I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8.	I agree that I will forfeit all amounts payable by the Company pursuant to the Agreement if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by me pursuant to the Agreement.

9.	I agree that this General Release is confidential and agree not to disclose any information regarding the terms of this General Release, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

10.	Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the National Association of Securities Dealers, Inc. (NASD), any other self-regulatory organization or governmental entity.

11.	I agree to reasonably cooperate with the Company in any internal investigation or administrative, regulatory, or judicial proceeding. I understand and agree that my cooperation may include, but not be limited to, making myself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over to the Company all relevant documents which are or may come into my possession all at times and on schedules that are reasonably consistent with my other permitted activities and commitments. I understand that in the event the Company asks for my cooperation in accordance with this provision, the Company will reimburse me solely for reasonable travel expenses, including lodging and meals, upon my submission of receipts.

12.	I agree not to disparage the Company, its past and present investors, officers, directors or employees or its affiliates and to keep all confidential and proprietary information about the past or present business affairs of the Company and its affiliates confidential unless a prior written release from the Company is obtained. I further agree that as of the date hereof, I have returned to the Company any and all property, tangible or intangible, relating to its business, which I possessed or had control over at any time (including, but not limited to, company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data) and that I shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data.

13.	Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

14.	Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(a)	I HAVE READ IT CAREFULLY;

(b)	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(c)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(d)	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(e)	I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON , TO CONSIDER IT AND THE CHANGES MADE SINCE THE , VERSION OF THIS RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

(f)	THE CHANGES TO THE AGREEMENT SINCE , EITHER ARE NOT MATERIAL OR WERE MADE AT MY REQUEST.

(g)	I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(h)	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(i)	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT

IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATE:	February 5, 2003	/s/ Boris Lipkin Boris Lipkin